Exhibit 3.1


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              SAMSONITE CORPORATION


         Samsonite Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the laws of the State of Delaware, DOES HEREBY CERTIFY that:

     1. The present name of the Corporation is Samsonite Corporation. Until July 14, 1995, its name was Astrum International Corp., and previously was E-II Holdings Inc. and before that Esmark International, Inc. The Corporation was initially incorporated under the name of KALK International, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 4, 1987.

     2. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the Delaware General Corporation Law.

     3. This Restated Certificate of Incorporation hereby restates and integrates, without further amendment, pursuant to Section 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, the Company's Certificate of Incorporation, as amended to date, and includes the Certificate of Designation of the 2003 Convertible Preferred Stock which was filed with the Secretary of State of the State of Delaware on July 31, 2003, and which is attached hereto as Exhibit A.

         4. The text of the Restated Certificate of Incorporation reads as follows:


                                    ARTICLE I

                  The name of the corporation is:

                              Samsonite Corporation

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Ste. 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

         The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         The total number of shares of stock which the Corporation shall have authority to issue is 1,002,000,000 shares, consisting of 2,000,000 shares of preferred stock, par value $.01 per share (hereinafter referred to as "Preferred Stock"), and 1,000,000,000 shares of common stock, par value $.01 per share (hereinafter referred to as "Common Stock"). No nonvoting equity securities of the Corporation shall be issued by the Corporation.

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (a) The designation of the series, which may be by distinguishing number, letter or title.

     (b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

     (c) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

     (d) The dates at which dividends, if any, shall be payable.

     (e) The redemption rights and price or prices, if any, for shares of the series.

     (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

     (g) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

     (h) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

     (i) Restrictions on the issuance of shares of the same series or of any other class or series.

     (j) The voting rights, if any, of the holders of shares of the series.

         The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

         Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

         The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                   ARTICLE V


         In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation.

                                   ARTICLE VI

         The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. All directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

         Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock or any other class of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

                                  ARTICLE VII

         Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article VII. Any amendment or repeal of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

                                  ARTICLE VIII

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

                                   ARTICLE IX

         The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                   ARTICLE X

         The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that any amendment or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal; and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

         IN WITNESS WHEREOF, Samsonite Corporation has caused this certificate to be signed by the undersigned officers, thereunto duly authorized, this 19 day of December, 2006.



                                                SAMSONITE CORPORATION


                                                By: /s/ Marcello Bottoli
                                                    ----------------------------
                                                Name:  Marcello Bottoli
                                                Title: Chief Executive Officer


                                                By: /s/ Richard H. Wiley
                                                    ----------------------------
                                                Name:  Richard H. Wiley
                                                Title: Chief Financial Officer

                                                                       Exhibit A
                                                                       ---------



                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
              OPTIONAL AND OTHER SPECIAL RIGHTS OF 2003 CONVERTIBLE
                 PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF
                                 ---------------

                         Pursuant to Section 151 of the
                         General Corporation Law of the
                                State of Delaware
                                 ---------------

         Samsonite Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended and restated (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, in a meeting of the Board of Directors on April 29, 2003, the Board of Directors unanimously approved and adopted the following resolution (the "Resolution"):

         RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of a class of preferred stock having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

         (a) Designation. There is hereby created out of the authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation a series of preferred stock designated as the "2003 Convertible Preferred Stock." The number of shares constituting such series shall be 160,000 and are referred to herein as the "2003 Convertible Preferred Stock."

         (b) Rank. The 2003 Convertible Preferred Stock shall, with respect to dividend distributions, distributions upon liquidation, winding-up and dissolution of the Corporation and redemption, rank (i) senior (to the extent set forth herein) to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock hereafter created other than Parity Securities and Senior Securities (collectively referred to, together with all classes of Common Stock, as "Junior Securities"); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock hereafter created that has been approved by the Holders in accordance with paragraph (e)(ii)(C) hereof and the terms of which expressly provide that such class or series will rank on a parity with the 2003 Convertible Preferred Stock as to dividend distributions, distributions upon liquidation, winding-up and dissolution of the Corporation and redemption (collectively referred to as "Parity Securities"); provided that any such class or series that was not approved by the Holders in accordance with paragraph (e)(ii)(C) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of Capital Stock of the Corporation or series of Preferred Stock hereafter created that has been approved by the Holders in accordance with paragraph (e)(ii)(B) hereof and the terms of which expressly provide that such class or series will rank senior to the 2003 Convertible Preferred Stock as to dividend distributions, distributions upon liquidation, winding-up and dissolution of the Corporation and redemption (collectively referred to as "Senior Securities"); provided that any such class or series that was not approved by the Holders in accordance with paragraph (e)(ii)(B) hereof shall be deemed to be Junior Securities and not Senior Securities.

         (c) Dividends.

              (i) Each Holder of outstanding shares of 2003 Convertible Preferred Stock, in preference to the holders of any Junior Securities of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends on each share of 2003 Convertible Preferred Stock payable quarterly in arrears on each Dividend Payment Date in an amount equal to (A) the then applicable Dividend Rate multiplied by (B) the sum of
     (1) all accrued but unpaid dividends on such share accrued pursuant to this paragraph (c)(i) through the end of the Dividend Period ended immediately prior to the Dividend Payment Date immediately preceding the Dividend Payment Date in question and (2) the Liquidation Value, it being understood that dividends otherwise payable on any Dividend Payment Date on each share of 2003 Convertible Preferred Stock shall accrue (whether or not declared), be fully cumulative from the Issue Date and, as a result of clause (1) above, be compounded quarterly; provided that, in the event of a Liquidation, Change of Control, Qualified Listing or Qualified Recapitalization following the first anniversary of the Issue Date, the accrual and compounding of dividends on the 2003 Convertible Preferred Stock for the period up to and including the Dividend Payment Date immediately preceding the fourth anniversary of the Issue Date shall be accelerated and shall be deemed to have fully accrued for such period as of the date immediately prior to such Liquidation, Change of Control, Qualified Listing or Qualified Recapitalization. Any payment of Dividends made in cash shall be applied to pay accrued and unpaid Dividends in reverse order of accrual thereof.

              (ii) Each Dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation as of the close of business on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accrue in respect of the shares of 2003 Convertible Preferred Stock on the date such shares of 2003 Convertible Preferred Stock are redeemed in accordance with paragraph (f) unless the Corporation shall have failed to pay the relevant redemption price on 2003 Convertible Preferred Stock to be redeemed on the date fixed for redemption. Dividends shall cease to accrue in respect of shares of 2003 Convertible Preferred Stock on the date such shares are converted in accordance with paragraph (g) and following such conversion, each Holder shall be deemed to be the holder of the shares of Common Stock issuable upon such conversion for all purposes, notwithstanding any delay in issuing any certificate representing such shares to such Holder.

              (iii) (A) So long as any share of 2003 Convertible Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Parity Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities whether in cash, obligations or Capital Stock of the Corporation or other property (other than in Parity Securities or Junior Securities or warrants, rights, calls or options exercisable for or convertible into Parity Securities or Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options (other than in exchange for Parity Securities or Junior Securities or warrants, rights, calls or options exercisable for or convertible into Parity Securities or Junior Securities) unless full cumulative Dividends determined in accordance herewith on the 2003 Convertible Preferred Stock have been or contemporaneously are paid or are deemed paid in full in cash from the Issue Date through the end of the most recently completed Dividend Period for which Dividends have accrued.

              (B) So long as any share of 2003 Convertible Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities (other than dividends in Junior Securities to the holders of Junior Securities), or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities whether in cash, obligations or Capital Stock of the Corporation or other property (other than in exchange for Junior Securities or warrants, rights, calls or options exercisable for or convertible into Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options (other than in exchange for Junior Securities, or warrants, rights, calls or options exercisable for or convertible into Junior Securities); provided, that if full cumulative dividends determined in accordance herewith on the 2003 Convertible Preferred Stock have been or contemporaneously are paid in full in cash from the Issue Date through the end of the most recently completed Dividend Period for which Dividends have accrued, the Corporation may:

              (1) distribute, by dividend or otherwise, to all holders of record of Common Stock, evidences of its indebtedness, shares of any class or series of Capital Stock of the Corporation other than Common Stock, cash (including in connection with regular periodic dividends) or assets (including securities), in which case the Holders shall, with respect to each share of 2003 Convertible Preferred Stock, be entitled to elect (each, a "Payout Election") in lieu of the Conversion Price adjustment referred to in paragraph (g)(iii)(A) or (E), as applicable, if any, to participate in such dividend or distribution pro rata with the holders of Common Stock as if such share of 2003 Convertible Preferred Stock had been converted into Common Stock (pursuant to paragraph (g)(i)hereof) immediately before the record date for such dividend or distribution; and

              (2) effect a Pro Rata Repurchase of Common Stock, in which case the Holders shall, with respect to each share of 2003 Convertible Preferred Stock, be entitled to elect (each also, a "Payout Election") in lieu of the Conversion Price adjustment referred to in paragraph
         (g)(iii)(C), if any, to receive an amount equal to the result obtained by multiplying (x) the excess, if any, of the price per share at which each share of Common Stock is to be purchased in such Pro Rata Repurchase minus the Fair Market Value per share of Common Stock immediately prior to such Pro Rata Repurchase by (y) the number of shares of Common Stock into which such share of 2003 Convertible Preferred Stock would have been converted (pursuant to paragraph (g)(i) hereof) if it had been converted into Common Stock immediately prior to such Pro Rata Repurchase.

     Within two Business Days after the declaration of the record date of such dividend, distribution or Pro Rata Repurchase (or, if no record date is fixed, within two Business Days after the approval of such action by the Board of Directors), the Corporation shall mail to each Holder a notice of the record date of such dividend, distribution or Pro Rata Repurchase (or the date of such action by the Board), the date such dividend, distribution or Pro Rata Repurchase shall be made and a description of the amount and form of such dividend, distribution or Pro Rata Repurchase by mail first class postage prepaid to each Holder at the address appearing in the Corporation's records. Each Payout Election shall be made upon the written consent or affirmative vote at a meeting called for that purpose by Holders of at least a majority of the outstanding shares of 2003 Convertible Preferred Stock and shall be effective as to and binding upon all such shares, and notice of such Payout Election shall be given to the Corporation and all of the Holders prior to the date of such dividend, distribution or Pro Rata Repurchase. Any amount payable to the Holders as a result of a Payout Election shall be payable to the Holders of record as they appear on the stock books of the Corporation as of the close of business on such record date. This paragraph (c)(iii)(B) shall not apply to any Liquidation or Business Combination subject to paragraph (g)(iii)(D) .

              (C) So long as any share of 2003 Convertible Preferred Stock is outstanding, the Corporation shall not:

              (1) offer to purchase any shares of 2003 Convertible Preferred Stock or Parity Securities (except for a consideration payable in Junior Securities) except for an offer to purchase shares of 2003 Convertible Preferred Stock made pro rata among the Holders of the shares of 2003 Convertible Preferred Stock then outstanding, or

              (2) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Parity Securities or shares of 2003 Convertible Preferred Stock, except to the same extent that the Corporation could purchase such shares in accordance with paragraph (c)(iii)(C)(1)above.

              (iv) The amount of Dividends payable on the 2003 Convertible Preferred Stock for each full quarterly Dividend Period shall be calculated utilizing the then applicable per annum Dividend Rate divided by four (4) and, for incomplete quarterly Dividend Periods, shall be computed on the basis of a 360-day year of twelve 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (but not to exceed 30 days).

              (v) A reference in this Certificate of Designation to dividends "deemed to have been paid" or words of similar meaning shall mean that, in respect of a particular dividend, such dividend has been declared and funds sufficient for the payment thereof have been segregated and irrevocably set apart in trust for the benefit of the Holders and that there exists no legal or contractual impediment to the payment of such dividends.

         (d) Liquidation Preference.

              (i) Upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), each Holder of shares of 2003 Convertible Preferred Stock shall be entitled to be paid, before any distribution or payment is made to the holders of Junior Securities, for each share of 2003 Convertible Preferred Stock held thereby, out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash or, if applicable, other assets, property or Capital Stock, equal to the greater of (A) (1) $1,000 (as adjusted for any stock dividends, combinations, splits or recapitalizations with respect to such shares) (the "Liquidation Value") plus (2) all accrued and unpaid Dividends thereon (including Dividends the accrual of which shall have been accelerated pursuant to paragraph (c)(i)) up to (but excluding) the date fixed for such Liquidation and (B) the payment such Holder would have received if, immediately prior to such Liquidation, such share of 2003 Convertible Preferred Stock had been converted into shares of Common Stock (pursuant to paragraph (g) hereof) (such greater amount, the "Liquidation Preference"). If upon any Liquidation the assets of the Corporation available for distribution to the holders of 2003 Convertible Preferred Stock and all other Parity Securities are insufficient to permit payment in full of the Liquidation Preference of the 2003 Convertible Preferred Stock and the liquidation preference of such Parity Securities, the holders of the 2003 Convertible Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the Liquidation Preference of the 2003 Convertible Preferred Stock and the applicable liquidation preference of such Parity Securities. After payment of the full amounts to which they are entitled in accordance with this paragraph (d), the Holders will not be entitled to any further participation in any distribution of assets of the Corporation.

              (ii) For the purposes of paragraph (d)(i) upon the occurrence of a Change of Control that occurs following the date on which the Major Holders collectively cease to beneficially own a majority of the outstanding Voting Stock of the Corporation, each Holder, other than any person or group (as such terms are used in Section 13(d)(3) of the Exchange Act) that effects the transaction or series of related transactions constituting such Change of Control, may elect to cause such Change of Control to be deemed to be a Liquidation as to the shares of 2003 Convertible Preferred Stock held by such Holder and by written notice (the "Change of Control Notice") delivered no later than thirty (30) days following the consummation of the Change of Control cause the Corporation to redeem all but not less than all of such Holder's shares of 2003 Convertible Preferred Stock for an amount in cash, from any source of funds legally available therefor, equal to the Liquidation Value of such shares of 2003 Convertible Preferred Stock plus any accrued but unpaid dividends up to (and including) the date of redemption, which shall be paid by the Corporation in immediately available funds no later than the tenth (10th) business day following the date of such Change of Control Notice. If there are insufficient funds to redeem all of the shares of 2003 Convertible Preferred Stock, such redemption shall be made on a pro rata basis among the Holders of the shares of 2003 Convertible Preferred Stock then outstanding. The Corporation shall deliver notice of a Change of Control no later than three (3) business days following the consummation of each transaction or series of events constituting a Change of Control.

         (e) Voting Rights.

              (i) For so long as any share of 2003 Convertible Preferred Stock is outstanding, each share of 2003 Convertible Preferred Stock shall entitle the Holder thereof to notice of and to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock and any other series or class of Voting Stock of the Corporation voting together as a single class with all other shares entitled to vote thereon. With respect to any such vote, each share of 2003 Convertible Preferred Stock shall entitle the Holder thereof to cast a number of votes equal to the number of votes that such Holder would be entitled to cast had such Holder converted such share of 2003 Convertible Preferred Stock into shares of Common Stock in accordance with paragraph (g) as of immediately prior to the record date for determining the stockholders of the Corporation eligible to vote on any such matters. In any case in which the Holders shall be entitled to vote as a separate class pursuant to Delaware law, each Holder shall be entitled to one vote for each share of 2003 Convertible Preferred Stock held on the record date for determining the stockholders of the Corporation eligible to vote thereon.

              (ii) For so long as any share of 2003 Convertible Preferred Stock is outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose, given in person or by proxy, by Holders of at least a majority of the outstanding shares of 2003 Convertible Preferred Stock, voting or consenting, as the case may be, as one class:

              (A) amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate of Designation so as to adversely affect the preferences, rights or powers of the 2003 Convertible Preferred Stock; provided that, any such amendment, alteration or repeal to create, authorize or issue any Junior Securities, or any security convertible into, or exchangeable or exercisable for, shares of Junior Securities, shall not be deemed to have any such adverse effect;

              (B) create, authorize or issue any Senior Securities, or any security convertible into, or exchangeable or exercisable for shares of Senior Securities, or increase the issued and authorized number of shares of Senior Securities;

              (C) create, authorize or issue any new class of Parity Securities, or any security convertible into, or exchangeable or exercisable for shares of Parity Securities, or increase the issued and authorized number of shares of 2003 Convertible Preferred Stock or Parity Securities; or

              (D) effect, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to effect, a repurchase, redemption or other retirement of any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities whether in cash, obligations or shares of the Corporation or other property (other than in exchange for Junior Securities and other than the repurchase or redemption of such securities of officers or employees of the Corporation in connection with the termination of such officer's or employee's employment).

     The consent or votes required in paragraph (e)(ii) hereof shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Certificate of Incorporation or the Corporation's By-laws.

         (f) Redemption.

              (i) Optional Redemption. The Corporation may, at its option, redeem in cash at any time on or after the eighth anniversary of the Issue Date, from any source of funds legally available therefor in the manner provided for in paragraph (f)(ii) hereof, all or part of the issued and outstanding shares of the 2003 Convertible Preferred Stock, at a redemption price per share equal to the Liquidation Value plus any accrued but unpaid Dividends up to (and including) the date of redemption; provided, however, that, notwithstanding the foregoing, the Corporation shall not redeem greater than 50% of the issued and outstanding shares of 2003 Convertible Preferred Stock without redeeming all of the issued and outstanding shares of 2003 Convertible Preferred Stock. If any redemption made pursuant to this paragraph (f)(i) will, together with all such other redemptions made previously, result in the redemption of 50% or more of the shares of 2003 Convertible Preferred Stock outstanding as of the Issue Date, the Corporation shall not redeem less than all of the issued and outstanding shares of 2003 Convertible Preferred Stock pursuant to this paragraph
     (f)(i). Any redemption of 2003 Convertible Preferred Stock shall be made on a pro rata basis among the Holders of the shares of 2003 Convertible Preferred Stock then outstanding.

              (ii) Procedures for Redemption. (A) At least 30 days (or such shorter period acceptable to the Holders of a majority of the then outstanding shares of 2003 Convertible Preferred Stock) and not more than 60 days prior to the date fixed for any redemption of the 2003 Convertible Preferred Stock pursuant to paragraph (f)(i) hereof, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the 2003 Convertible Preferred Stock at such Holder's address as it appears on the stock books of the Corporation. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice. The Redemption Notice shall state:

                  (1) that a redemption is being made pursuant to paragraph
         (f)(i) hereof;

                  (2) the redemption price;

                  (3) the total number of shares of 2003 Convertible Preferred Stock being redeemed;

                  (4) the date fixed for redemption;

                  (5) that the Holder is to surrender to the Corporation, in the manner and at the place or places designated, such Holder's certificate or certificates representing the shares of 2003 Convertible Preferred Stock to be redeemed; and

                  (6) that Dividends on the shares of the 2003 Convertible Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

              (B) Each Holder shall surrender the certificate or certificates representing such shares of 2003 Convertible Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

              (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, Dividends on the shares of 2003 Convertible Preferred Stock called for redemption shall cease to accrue on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price; provided, however, that if a Redemption Notice shall have been given as provided in paragraph (f)(ii)(A) hereof and the funds necessary for redemption (including an amount in cash in respect of all Dividends that will accrue up to (and including) the Redemption Date) shall have been segregated and set aside for the benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall have no interest in or claims against the Corporation, except for the conversion rights provided in paragraph (g) hereof until the close of business on the Business Day immediately prior to the Redemption Date and the right to receive the redemption price upon surrender of their certificates in the manner required herein. Subject to applicable escheat laws, any funds so set aside by the Corporation and unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price, without interest. Any interest accrued or other earnings on funds so deposited shall belong to the Corporation and be paid thereto from time to time.

              (D) If a Redemption Notice has been given pursuant to paragraph
         (f)(ii)(A)and any Holder shall, prior to the close of business on the Business Day immediately preceding the Redemption Date, give written notice to the Corporation of the conversion of any or all shares of 2003 Convertible Preferred Stock held by the Holder and surrender the certificate or certificates representing such shares of 2003 Convertible Preferred Stock in accordance with the requirements of paragraph (g), then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in paragraph (g), whereupon any funds deposited by the Corporation for the redemption of such shares immediately upon such conversion shall be returned to the Corporation or, if then held in trust by the Corporation, shall automatically and without further corporate action or notice be discharged from the trust.

         (g) Conversion.

              (i) Conversion Right. Subject to the provisions of this paragraph
     (g), each Holder shall have the right, at any time and from time to time, at such Holder's option, to convert any or all of such Holder's shares of 2003 Convertible Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the conversion price equal to $0.42 per share of Common Stock, subject to adjustment as described in paragraph (g)(iii) hereof (as adjusted, the "Conversion Price"). In the case of shares of 2003 Convertible Preferred Stock called for redemption pursuant to paragraph (f), conversion rights shall expire at the close of business on the Business Day immediately preceding the Redemption Date. The number of shares of Common Stock into which a share of the 2003 Convertible Preferred Stock shall be convertible (calculated as to each conversion to the nearest whole share) shall be determined by dividing (x) the sum of the Liquidation Value plus all accrued but unpaid Dividends with respect to such share of 2003 Convertible Preferred Stock (including Dividends the accrual of which shall have been accelerated pursuant to paragraph (c)(i)) by (y) the Conversion Price, in each case, in effect at the time of conversion.

              (ii) Mechanics of Conversion.

              (A) A Holder that elects to exercise its conversion rights pursuant to paragraph (g)(i) hereof shall provide notice as follows:

                  (1) The Holder of shares of 2003 Convertible Preferred Stock to be converted shall surrender the certificate or certificates representing such shares of 2003 Convertible Preferred Stock to the Corporation at the office of the Corporation with a written notice of election to convert, completed and signed, specifying the number of shares of 2003 Convertible Preferred Stock to be converted.

                  (2) Unless the shares of Common Stock issuable upon conversion are to be issued in the same name as the name in which such shares of 2003 Convertible Preferred Stock are registered, each share of 2003 Convertible Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the Holder or the Holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax in accordance with paragraph (g)(ii)(F) hereof. As promptly as practicable after such surrender by the Holder of the certificates for shares of 2003 Convertible Preferred Stock, the Corporation shall issue and shall deliver to such Holder, or on the Holder's written order to the Holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares of 2003 Convertible Preferred Stock and a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in paragraph (g)(ii)(G) hereof.

              (B) Each conversion shall be deemed to have been effected immediately prior to the close of business on the first Business Day on which the certificates for shares of 2003 Convertible Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid (the "Conversion Date"). At such time on the Conversion Date:

                  (1) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time; and

                  (2) such shares of 2003 Convertible Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph (g).

              (C) All shares of Common Stock delivered upon conversion of the 2003 Convertible Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens, security interests or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

              (D) If shares of 2003 Convertible Preferred Stock are converted into shares of Common Stock pursuant to this paragraph (g), and except as otherwise provided in this Certificate of Designation, the Corporation shall make no payment or adjustment for accrued and unpaid Dividends on shares of 2003 Convertible Preferred Stock, whether or not in arrears, or for dividends on the shares of Common Stock issued upon such conversion.

              (E) The Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the 2003 Convertible Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion of the 2003 Convertible Preferred Stock. The Corporation will take all commercially reasonable action as may be necessary to ensure that the shares of Common Stock may be issued without violation of any applicable law or regulation.

              (F) Issuances of certificates for shares of Common Stock upon conversion of the 2003 Convertible Preferred Stock shall be made without charge to the Holder for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the Holder being a non-U.S. Person) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the Holder of the 2003 Convertible Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

              (G) In connection with the conversion of any shares of 2003 Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Conversion Price per share of Common Stock on the Conversion Date.

              (iii) Adjustments to Conversion Price. From and after the Issue Date, the Conversion Price shall be adjusted from time to time as follows:

              (A) Common Stock Issued at Less than the Measurement Price. If the Corporation issues or sells any Common Stock (including Common Stock deemed issued in accordance with (3) below), other than Excluded Stock, without consideration or for consideration per share less than the Measurement Price immediately prior to each such issuance or sale, as of the day of such issuance or sale, the Conversion Price shall immediately (except as provided below) be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock (including Common Stock deemed issued in accordance with (3) below) outstanding immediately prior to such issuance or sale and
     (y) the number of additional shares of Common Stock (including Common Stock deemed issued in accordance with (3) below) that the aggregate consideration received by the Corporation for the number of shares of Common Stock so offered would purchase at a price per share of Common Stock equal to the Measurement Price immediately prior to each such issuance or sale, and the denominator of which shall be the number of shares of Common Stock (including Common Stock deemed issued in accordance with (3) below) outstanding immediately after such issuance or sale. For the purposes of any adjustment of the Conversion Price pursuant to this paragraph
     (g)(iii)(A), the following provisions shall be applicable:

                  (1) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts or commissions allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (2) In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.

                  (3) In the case of the issuance of (a) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (b) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                (i) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities or Common Stock, and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights, plus the additional consideration (determined in the manner provided in paragraph (g)(iii)(A)(1) and (2) hereof), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

              (ii) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

              (iii) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment not been made with respect to such expired, cancelled, or terminated options, warrants, rights or such convertible or exchangeable securities; and

              (iv) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

              (B) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (1) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (2) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (3) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price in effect at such record date or effective date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action.

              (C) Certain Repurchases of Common Stock. In case the Corporation effects a Pro Rata Repurchase of Common Stock, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction, the numerator of which shall be (x) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at such effective date multiplied by (y) the lesser of the Conversion Price and the Fair Market Value per share immediately prior to such Pro Rata Repurchase, and the denominator of which shall be the sum of
     (x) the fair market value of the aggregate consideration payable to stockholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of such effective date (the shares deemed so accepted, up to any maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at such effective date and the lesser of the Conversion Price and the Fair Market Value per share immediately prior to such Pro Rata Repurchase, such reduction to become effective immediately prior to the opening of business on the day following such effective date. The foregoing notwithstanding, no increase in the Conversion Price shall be made pursuant to this paragraph (g)(iii)(C).

              (D) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in paragraph (g)(iii)(B) hereof or a Business Combination treated as a Liquidation pursuant to paragraph (d)), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the Holder of each share of 2003 Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock into which a share of 2003 Convertible Preferred Stock would have been convertible immediately prior to the Business Combination or reclassification. The Corporation or the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents (each, a "Constituent Document") to establish such rights and to ensure that the dividend, voting and other rights of the holders of 2003 Convertible Preferred Stock established herein are unchanged, except as permitted by paragraph (e) hereof or as required by applicable law. Such Constituent Documents or any amendment thereof in accordance with this paragraph (g)(iii)(D) shall contain terms as nearly equivalent as may be practicable to the terms provided for in this Certificate of Designation, including adjustments, which, for events subsequent to the effective date of such Constituent Documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph (g).

              (E) Other Dividends and Distributions. In case the Corporation shall, by dividend or otherwise, distribute to all holders of record of Common Stock evidences of its indebtedness, shares of any class or series of Capital Stock of the Corporation other than Common Stock, cash (including in connection with regular periodic dividends) or assets (including securities, but excluding any securities referred to in paragraph (g)(iii)(A) or (B) hereof), the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such distribution or dividend by a fraction, the numerator of which shall be the Measurement Price in effect immediately prior to the record date for such distribution or dividend less the fair market value on the date of the distribution or dividend (as determined in good faith by the Board of Directors) of such number or amount of the evidences of indebtedness, shares of Capital Stock of the Corporation, cash and assets that is so distributed to a holder of one share of Common Stock and the denominator of which shall be the Measurement Price in effect immediately prior to the record date for such distribution or dividend. The foregoing notwithstanding, no adjustment shall be made pursuant to this paragraph (g)(iii)(E) with respect to any particular dividend or distribution (a) with respect to which a Payout Election is made or (b) if the numerator of the fraction referred to in the preceding sentence is zero or less than zero, in which case a Payout Election will be deemed to have been made.

              (F) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in paragraph (g)(iii) hereof shall occur.

              (G) Rounding of Calculations; Minimum Adjustments. All calculations under this paragraph (g)(iii) shall be made to the nearest 1/10th of a cent. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this paragraph (g)(iii)(G) are not required to be made will be carried forward and given effect in any subsequent adjustment.

              (H) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in paragraph (g)(iii) hereof, the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at the address appearing in the Corporation's records.

              (I) Notices. In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in paragraph (g)(iii) hereof (but only if the action of the type described in paragraph (g)(iii) hereof would result in an adjustment in the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the 2003 Convertible Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the holder of shares of 2003 Convertible Preferred Stock, in the manner set forth in paragraph (g)(iii)(H) hereof, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the 2003 Convertible Preferred Stock. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

              (iv) Automatic Conversion. Upon a Qualified Listing, all outstanding shares of 2003 Convertible Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares are convertible pursuant to paragraph (g)(i) as of immediately prior to the occurrence of such event, without further action by the Holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Common Stock.

         (h) Reissuance of 2003 Convertible Preferred Stock. Shares of 2003 Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

         (i) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         (j) Severability. If any term or other provision of this Certificate of Designation is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Certificate of Designation shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Corporation, upon receipt of the Holders consent required pursuant to paragraph (e)(ii)(A) hereof, if any, shall amend this Certificate of Designation to replace such term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business or other purposes of such invalid or unenforceable term or provision.

         (k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "2003 Convertible Preferred Stock" shall have the meaning provided in paragraph (a) hereof.

         "Affiliate" means, of any Person, a Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person, provided that, with respect to Bain, "Affiliate" shall include each of Bain Fund VII-E (UK) LP, BCIP Associates III, BCIP Associates III-B, BCIP Trust Associates III, BCIP Trust Associates III-B, Sankaty High Yield Partners II, LP, Sankaty High Yield Partners III, LP, Peder Smedvig Capital AS, Randolph Street Partners V, and each investment fund or entity managed or advised by Bain or any of its Affiliates. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the ownership of 10% or more of the voting power of the common stock of a Person, either directly or indirectly, shall be deemed control.

         "Ares" means ACOF Management, L.P., a Delaware limited partnership.

         "Bain" means Bain Capital (Europe) LLC.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition.

         "Board of Directors" shall have the meaning provided in the first paragraph hereof and shall also mean a duly authorized committee thereof (a "Board Committee"); provided that the term "Board of Directors" as used in the definition of "Change of Control" shall not include any Board Committee.

         "Business Combination" means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets or by the Corporation and/or any of its subsidiaries of assets constituting all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis.

         "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and warrants or options to purchase any of the foregoing and (ii) with respect to any Person that is not a corporation, any and all partnership, limited liability company or other equity interests of such Person.

         "Certificate of Designation" means this Certificate of Designation, as amended from time to time, creating the 2003 Convertible Preferred Stock.

         "Certificate of Incorporation" shall have the meaning provided in the first paragraph hereof.

         "Change of Control" means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than (x) 50% of the voting power represented by the Voting Stock of the Corporation or (y) 35% of the voting power represented by the Voting Stock of the Corporation if such "persons" or "group" are the Beneficial Owners of more than the amount of voting power represented by the Voting Stock of the Corporation of which the Permitted Holders are Beneficial Owners; (2) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or (3) the Corporation consolidates with, or merges with or into, any Person, any Person consolidates with, or merges with or into, the Corporation, or the Corporation sells, transfers or otherwise conveys, whether directly or indirectly, all or substantially all of the assets of the Corporation, on a consolidated basis, to any Person, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Corporation or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where all or a portion of the Voting Stock of the Corporation outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting 50% or more of the voting power represented by such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

         "Common Stock" means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, the common stock, par value $0.01, of the Corporation, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

         "Constituent Document" shall have the meaning provided in paragraph
     (g)(iii)(D) hereof.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who: (1) was a member of such Board of Directors on the Issue Date; (2) was nominated for election by any Permitted Holder; or (3) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

         "Conversion Date" shall have the meaning provided in paragraph
     (g)(ii)(B) hereof.

         "Conversion Price" shall have the meaning provided in paragraph (g)(i) hereof.

         "Corporation" shall have the meaning provided in the first paragraph hereof.

         "Dividend" means all of the dividends that accrue (or the accrual of which shall have been accelerated) pursuant to paragraph (c)(i) and paragraph (c)(ii).

         "Dividend Payment Date" means March 15, June 15, September 15 and December 15 of each year.

         "Dividend Period" means the Initial Dividend Period and, thereafter, each quarterly period from a Dividend Payment Date to the next following Dividend Payment Date (but without including such Dividend Payment Date). "Dividend Rate" means:

              (i) with respect to each Dividend Payment Date prior to the fifth anniversary of the Issue Date, 8.0% per annum;

              (ii) with respect to each Dividend Payment Date on and after the fifth anniversary, but prior to the eighth anniversary, of the Issue Date, (A) if all Dividends accrued and owing from the first Dividend Payment Date occurring on or after the fifth anniversary of the Issue Date shall have been paid in full in cash on or prior to such Dividend Payment Date, 8.0% per annum, and (B) otherwise, 10.0% per annum;

              (iii) if on the eighth anniversary of the Issue Date the Major Holders (x) collectively beneficially own a majority of the outstanding Voting Stock of the Corporation or (y) the directors appointed by the Major Holders pursuant to clauses (A), (B) and (C) of Section 2.2(b)(i) of the Stockholders Agreement constitute a majority of the Board of Directors, from and after the eighth anniversary of the Issue Date until the date on which (I) the Major Holders collectively cease to beneficially own a majority of the outstanding Voting Stock of the Corporation and (II) the directors appointed by the Major Holders pursuant to clauses (A), (B) and (C) of Section 2.2(b)(i) of the Stockholders Agreement constitute less than a majority of the Board of
         Directors:

              (A) with respect to each Dividend Payment Date on and after the eighth anniversary, but prior to the ninth anniversary, of the Issue Date, (I) if all Dividends accrued for all Dividend Periods ending after the fifth anniversary of the Issue Date shall have been paid in full in cash on or prior to such Dividend Payment Date, 7.0% per annum, and (II) otherwise, 9.0% per annum;

              (B) with respect to each Dividend Payment Date on and after the ninth anniversary, but prior to the tenth anniversary, of the Issue Date, (I) if all Dividends accrued for all Dividend Periods ending after the fifth anniversary of the Issue Date shall have been paid in full in cash on or prior to such Dividend Payment Date, 6.0% per annum, and (II) otherwise, 8.0% per annum;

              (C) with respect to each Dividend Payment Date on and after the tenth anniversary, but prior to the eleventh anniversary, of the Issue Date, (I) if all Dividends accrued for all Dividend Periods ending after the fifth anniversary of the Issue Date shall have been paid in full in cash on or prior to such Dividend Payment Date, 5.0% per annum, and (II) otherwise, 7.0% per annum; and

              (D) with respect to each Dividend Payment Date on and after the eleventh anniversary of the Issue Date, (I) if all Dividends accrued for all Dividend Periods ending after the fifth anniversary of the Issue Date shall have been paid in full in cash on or prior to such Dividend Payment Date, 4.0% per annum, and (II) otherwise, 6.0% per annum; and

              (iv) from the later of (x) the eighth anniversary of the Issue Date and (y) the date on which (I) the Major Holders collectively cease to beneficially own a majority of the outstanding Voting Stock of the Corporation and (II) the directors appointed by the Major Holders pursuant to clauses (A), (B) and (C) of Section 2.2(b)(i) of the Stockholders Agreement constitute less than a majority of the Board of Directors (such later date, the "Escalation Date"):

              (A) with respect to each Dividend Payment Date on and after the Escalation Date, but prior to the first anniversary of the Escalation Date, (A) if all Dividends accrued for all Dividend Periods ending after the fifth anniversary of the Issue Date shall have been paid in full in cash on or prior to such Dividend Payment Date, 9.0% per annum, and (B) otherwise, 11.0% per annum;

              (B) with respect to each Dividend Payment Date on and after the first anniversary, but prior to the second anniversary, of the Escalation Date, (A) if all Dividends accrued for all Dividend Periods ending after the fifth anniversary of the Issue Date shall have been paid in full in cash on or prior to such Dividend Payment Date, 10.0% per annum, and (B) otherwise, 12.0% per annum;

              (C) with respect to each Dividend Payment Date on and after the second anniversary, but prior to the third anniversary, of the Escalation Date, (A) if all Dividends accrued for all Dividend Periods ending after the fifth anniversary of the Issue Date shall have been paid in full in cash on or prior to such Dividend Payment Date, 11.0% per annum, and (B) otherwise, 13.0% per annum; and

              (D) with respect to each Dividend Payment Date on and after the third anniversary of the Escalation Date, (A) if all Dividends accrued for all Dividend Periods ending after the fifth anniversary of the Issue Date shall have been paid in full in cash on or prior to such Dividend Payment Date, 12.0% per annum, and (B) otherwise 14% per annum.

         "Dividend Record Date" means March 1, June 1, September 1 and December 1 of each year.

         "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended.

         "Excluded Stock" means (i) shares of Common Stock issued by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case which is subject to the provisions of paragraph (g)(iii)(B) hereof, or upon conversion of shares of Capital Stock of the Corporation (but not the issuance of such convertible Capital Stock of the Corporation which will be subject to the provisions of paragraph (g)(iii)(A) hereof),
     (ii) the issuance of shares of Common Stock in any bona fide underwritten public offering, (iii) the issuance of Common Stock in connection with any debt financing from or with one or more unaffiliated third parties approved by the Board of Directors (including upon the exercise of any warrants issued in connection with such financings), (iv) the issuance of shares of Common Stock (including upon exercise of options) to directors, advisors, employees or consultants of the Corporation pursuant to a stock option plan, restricted stock plan or other agreement approved by the Board of Directors, including any management performance options, provided, that such shares of Common Stock, when taken together with all other issuances of Common Stock excepted from paragraph (g)(iii)(A) pursuant to this clause
     (iv), do not constitute more than 9% of the outstanding shares of Common Stock (calculated at the time of issuance on an as-converted basis), (v) the issuance of shares of Common Stock in connection with an arms-length acquisition approved by the Board of Directors of assets or securities of another Person (other than issuances to Affiliates of the Corporation),
     (vi) the issuance of warrants and Common Stock pursuant to the conversion of the Company's 137/8% Senior Redeemable Exchangeable Preferred Stock and shares of Common Stock issuable upon exercise of such warrants and (vii) the issuance of Common Stock upon the conversion of shares of the 2003 Convertible Preferred Stock.

         "Fair Market Value" means the average of the closing prices of Common Stock on the NASDAQ (or other securities exchange on which Common Stock is listed or to which shares of Common Stock are admitted for trading, or on a quotation system on which Common Stock is then listed) for the 20 consecutive trading days prior to the date as of which such value is to be determined, or, if no such trading market exists, as determined by a nationally recognized independent investment bank chosen by the Board of Directors or by the good faith determination of the Board of Directors.

         "Holder" means a holder of shares of 2003 Convertible Preferred Stock as reflected in the stock books of the Corporation.

         "Initial Dividend Period" means the period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

         "Issue Date" means the date of original issuance of the 2003 Convertible Preferred Stock.

         "Liquidation" shall have the meaning provided in paragraph (d)(i).

         "Liquidation Preference" shall have the meaning provided in paragraph
     (d)(i).

         "Liquidation Value" shall have the meaning provided in paragraph
     (d)(i).

         "Junior Securities" shall have the meaning provided in paragraph (b) hereof.

         "Major Holders" means Ares, Bain and OTPP and their Affiliates.

         "Measurement Price" means the greater of (x) the Conversion Price and
     (y) the Fair Market Value per share of Common Stock.

         "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

         "OTPP" means Ontario Teachers Pension Plan Board, a non-share capital corporation established under the laws of Ontario.

         "Parity Securities" shall have the meaning provided in paragraph (b) hereof.

         "Payout Election" shall have the meaning provided in paragraph
     (c)(iii)(B) hereof.

         "Permitted Holders" means the Major Holders.

         "Person" means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, trust or joint venture, or a governmental agency or political subdivision thereof.

         "Preferred Stock" means the preferred stock, par value $0.01, of the Corporation and other any Capital Stock of the Corporation that has preferential rights to any other Capital Stock of the Corporation with respect to dividends, redemption, or distributions upon liquidation, winding-up or dissolution.

         "Pro Rata Repurchase" means any purchase of shares of Common Stock by the Corporation or any corporation or other entity directly or indirectly controlled by the Corporation pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to all or substantially all holders of Common Stock, whether for cash, shares of Capital Stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while the 2003 Convertible Preferred Stock is outstanding. The "effective date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

         "Purchased Shares" shall have the meaning provided in paragraph
     (g)(iii)(C) hereof.

         "Qualified Listing" means the first firm commitment underwritten public offering pursuant to an effective registration statement or similar document covering a U.S. or non-U.S. offer and sale of Common Stock to the public, (i) the public offering price of which is not less than 225% of the then-applicable Conversion Price, (ii) that will result in net proceeds to the Corporation and/or its stockholders of not less than $100 million,
     (iii) that will result in (A) a sale of not less than 17.5% of the shares of Common Stock (determined on an as-converted basis) then outstanding, or
     (B) an issuance of newly issued shares of Common Stock that, together with the sales of Common Stock by Major Holders in such public offering, would result in the Major Holders' aggregate beneficial ownership, as a group, of the total issued and outstanding shares of Common Stock (on an as-converted basis) being reduced by not less than 17.5%.

         "Qualified Recapitalization" means a transaction in which the Corporation redeems shares of Common Stock and/or pays a dividend, in either case, in excess of $25 million in the aggregate, or any transaction with a similar effect.

         "Resolution" shall have the meaning provided in the first paragraph hereof.

         "Senior Securities" shall have the meaning provided in paragraph (b) hereof.

         "Stockholders Agreement" means the Stockholders Agreement, dated as of July 31, 2003, among the Corporation, Ares, Bain, OTPP and Ares Leveraged Investment Fund, L.P.

         "Subsidiary" with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person under ordinary circumstances.

     IN WITNESS WHEREOF, said Samsonite Corporation, has caused this Certificate of Designation to be signed by Richard H. Wiley, its Secretary, this 31st day of July, 2003.


                                             SAMSONITE CORPORATION

                                             By: /s/ RICHARD H. WILEY
                                                 -----------------------
                                                 Name:  Richard H. Wiley
                                                 Title: Secretary